Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NextCure, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.001 par value per share, reserved for issuance under the Registrant’s 2019 Omnibus Incentive Plan	Other	2,218,221(1)	$1.725	$3,826,431.23	$110.20 per $1,000,000	$421.67
Total Offering Amount					$3,826,431.23		$421.67
Total Fee Offsets							—
Net Fee Due							$421.67

(1)	Consists of shares available for issuance under the NextCure, Inc. 2019 Omnibus Incentive Plan (the “2019 Omnibus Plan”). The number of shares of Common Stock, $0.001 par value per share (the “Common Stock”), available for issuance under the 2019 Omnibus Plan is subject to an automatic annual increase on January 1st of each year, commencing on January 1, 2020 and continuing until the expiration of the 2019 Omnibus Plan, in an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year (the “2019 Omnibus Plan Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the 2019 Omnibus Plan was increased by 2,218,221 shares, which is equal to the sum of (i) 4% of the total number of shares of Common Stock outstanding as of December 31, 2021 and (ii) 4% of the total number of shares of Common Stock outstanding as of December 31, 2022. This Registration Statement registers the 2,218,221 additional shares of Common Stock available for issuance under the 2019 Omnibus Plan as of January 1, 2023 as a result of 2022 and 2023 increases pursuant to the 2019 Omnibus Plan Evergreen Provision. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the 2019 Omnibus Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and the low price of the registrant’s common stock as reported on The Nasdaq Global Select Market on July 31, 2023.